Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this supplement to the Statutory Prospectus and Statement of Additional Information of our report dated October 21, 2022, relating to the financial statements and financial highlights of Schwab U.S. REIT ETF Fund, a series of the Schwab Strategic Trust (the “Trust”), appearing in the Semi-Annual Report on Form N-CSRS of the Trust for the period ended August 31, 2022, and to the reference to us under the heading “Financial Highlights”.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 4, 2022